EXECUTIVE AGREEMENT

THIS AGREEMENT is made as of the 24th day of October, 2006.

BETWEEN:

EUOKO, INC., a company incorporated under the laws of Canada, having its head office at 228B – 8901 Woodbine Avenue, Markham, ON L3R 9Y4

(hereafter referred to as the “Employer”)

AND:

BRANDON C. TRUAXE, Businessperson, of 2307 – 18 Yorkville Avenue, Toronto, Ontario M4W 3Y8

(hereafter referred to as the “Executive”)

WHEREAS:

1. The Executive is a shareholder of the Employer and has been employed in the business operated by the Employer known as Euoko, Inc. (the "Business");

2. The Executive desires to be employed by the Employer as provided herein;

3. The Employer wishes to hire the Executive on the terms and conditions contained herein.

IN CONSIDERATION of the premises and mutual covenants herein contained, the parties agree as follows:

1. Recitals

The Parties acknowledge and agree that the recitals set forth above are true and correct and, agree that they shall be incorporated into, and form a part of, this agreement.

2. Employment

     (1) The Employer shall employ the Executive and the Executive shall serve the Employer as President and CEO or in such other capacity as may be determined by the board of directors of the Employer from time to time.

     (2) The Executive represents that he has the required skills and experience to perform the duties required of him as President and CEO and agrees to be bound by the terms and conditions of this agreement. In carrying out his duties the Executive agrees he will comply with all reasonable instructions as may be given by the board of directors. The duties and responsibilities of the President and CEO are set forth in Schedule “A”.

     (3) In addition to the duties and responsibilities set forth above, the Executive agrees to perform such duties and responsibilities as may from time to time be determined to be necessary by the Employer.

     (4) The Executive agrees that his reporting relationships, duties and responsibilities may be changed unilaterally by the Employer as the Employer deems appropriate. In addition, the Executive agrees that the location of his employment may be changed unilaterally by the Employer as it deems appropriate, but only with a written notice no later than six months prior to the intended date of such relocation. Should the Employer require a major change in the location of the Executive's employment, the Executive will be eligible for reimbursement of reasonable expenses associated with the relocation, as mutually agreed to by the Executive and the Employer at the time of the relocation. The Executive agrees that any of the changes which may occur pursuant to this clause (4) will not affect or change any other part of this agreement.

     (5) The parties agree that the Executive will be employed on a full-time basis for the Employer and that the Executive will devote himself exclusively to the Employer's business and will not be employed or engaged in any capacity in any other business without the prior written approval of the Employer.

3. Remuneration and Benefits

     (1) As compensation for the services to be rendered to the Employer and for the covenants provided by the Executive relating to confidentiality and intellectual property, non-competition and non-solicitation, more particularly described in paragraphs 4, 5 and 6 hereof, the Employer agrees to provide the remuneration and benefits set out in this paragraph 2.

     (2) The Executive shall be paid a gross annual base salary as defined in the following schedule:

  $10 for the 12-month period starting on October 2, 2006
  $120,000 for the 12-month period starting on October 1, 2007
  $130,000 for the 12-month period starting on October 1, 2008
  An amount no less than $150,000, as mutually agreed to by the Executive and the Employer, for any 12-month period whose start date is subsequent to September 30, 2009

Said salary shall be subject to all statutory and other deductions and shall be paid bi-weekly, in arrears, in the manner prescribed by the Employer's payroll practices as they may be modified from time to time in the discretion of the Employer.

(3) For any twelve-month period of employment of the Executive by the Employer prior to September 30, 2009, in addition to the gross annual base salary in 3.2, the Executive shall be paid a bonus of 1.5% of the amount by which the gross annual revenues of the Employer exceed $2.5 million, to a maximum annual bonus amount of $750,000. The amount of bonus payable to the Executive subsequent to September 30, 2009, shall be mutually agreed to by the Executive and the Employer.

     (4) The Executive will be entitled to participate in any and all of the Employer's group insurance plans, retirement or pension plans, and any other benefit programs (the "Employee Plans") which may be in effect for all employees of the Employer during his employment. The Executive understands and agrees that the Employer reserves the right to unilaterally revise the terms of the Employee Plans or to eliminate any Employee Plans, or any part thereof altogether. The Executive understands and agrees that benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Plans will be governed by the terms of such documents or policies establishing the benefit in issue.

     (5) The Executive will be entitled to fifteen days of vacation per annum to be taken at such time or times as is convenient to both the Executive and the Employer.

     (6) Changes in remuneration, once accepted by the Executive, will not affect the application of the balance of this agreement.

     (7) During the term of this agreement, the Executive shall be reimbursed by the Employer for approved expenses, including travel, parking and other necessary business expenses incurred as a result of his work on behalf of the Employer. The Employer shall reimburse the Executive for such expenses upon presentation of supporting documentation satisfactory to the Employer in accordance with the tax principles applicable in Canada for such reimbursement and the Employer's established reimbursement policies, as those policies may be modified from time to time in the Employer's discretion. Reimbursement for any such expenses will be at the sole discretion of the Employer.

4. Confidential Information and Intellectual Property

     (1) The Executive acknowledges that as a shareholder of the Employer and as General Manager and in such other position as he may hold with the Employer, the Executive will acquire information (the "Information") about certain matters which are confidential to the Employer, whether or not designated or labelled as confidential or proprietary, and which Information is the exclusive property of the Employer, including but not limited to, the following:

(a) trade secrets;
(b) lists of present and prospective customers buying habits;
(c) purchase requirements;
(d) pricing and sales policies and concepts;
(e) financial information;
(f) business plans, forecasts and market strategies, and

(g)

plans production processes, product specifications and formulas, methods, technical and product bulletins, data on equipment sold and serviced, surveys, research and development programs, correspondence and sales reports.

     (2) The Executive acknowledges that the Information could be used to the detriment of the Employer and that the disclosure could cause irreparable harm to the Employer. Accordingly, the Executive undertakes to treat confidentially all Information and not to disclose it to any third party or to use it for any purpose, either during his employment, except as may be necessary in the proper discharge of his duties, or after termination of his employment for any reason, except with the written permission of the Employer, unless and until such Information has ceased to be secret or confidential without his fault. The foregoing covenant regarding Information shall continue to be effective after the term of this agreement.

     (3) The Executive agrees that all items created by him pursuant to the Executive's employment hereunder, or furnished to him by the Employer, and all equipment, tools, personal computers, diskettes, facsimile machines, portable telephones, automobiles, credit cards, keys, books, records, reports, files, CD's, manuals, notes, data, tapes, reference items, sketches, drawings, memoranda and other materials in any way relating to any of the Information or to the Employer's business shall belong exclusively to the Employer. The Executive agrees to turn over to the Employer all such materials and copies thereof in its possession or under his control, forthwith at the request of the Employer or, in the absence of a request, on the termination of his employment with the Employer.

     (4) The Executive acknowledges and agrees that all works as hereinafter defined are, and shall remain, the exclusive property of the Employer. The Executive specifically acknowledges and agrees that the Executive has no interest whatsoever in know-how, copyrights, patents, trademarks, topographies or trade names, notwithstanding the fact that the Executive may have created or contributed to the creation of same (the “Works”).

     (5) The Executive hereby waives any moral rights that you may have with respect to the Works.

     (6) The Executive further agrees to disclose to the Employer, and preserve as strictly confidential, full particulars of the Works, and undertake and agree to maintain at all times adequate and current written records pertaining thereto, which records shall be, and shall remain, the sole and exclusive property of the Employer.

     (7) The Executive agrees that the Employer alone shall have the exclusive right to apply for, prosecute and obtain any and all copyrights, patents, industrial designs, trademarks, or any other intellectual property in respect of the Works. The Executive agrees, both during the term of this agreement and thereafter, to execute and demand any such applications, transfers, assignments and other documents which the Employer may deem necessary or desirable for the purpose of vesting in, or assigning to, the Employer all title to the Works, and for the purpose of applying for, prosecuting and obtaining registrations for any and all copyrights, patents, industrial designs, trademarks, topographies or any and all other intellectual property in respect thereof. The Executive further undertakes and agrees to co-operate and assist in every way possible in the prosecution of any such applications, and the Executive acknowledges that this agreement to cooperate and assist in the prosecution of any such applications shall continue notwithstanding the termination of the Executive’s employment.

     (8) The Executive further understands that the provisions of this paragraph 4 and the Executive’s agreement to same, are of the essence of this Employment Agreement and constitute a material inducement to the Employer to enter into this Employment Agreement and that the Employer would not have hired the Executive without such inducement.

     (9) The Executive agrees that the provisions of this paragraph 4 shall be construed independently of any other provision of this Employment Agreement, and the existence of any claim or cause of action the Executive may have against the Employer, whether predicated on this Employment Agreement or otherwise, shall not constitute a defence to the enforcement by the Employer of the provisions of this paragraph 4.

     (10) The Executive acknowledges and agrees that, in the event of the Executive’s violation of any of the provisions this paragraph 4, the Employer shall be entitled to obtain, from an authority of competent jurisdiction, interim and permanent injunctive relief and an account of all profits and benefits that arise out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Employer may be entitled in law.

     (11) Notwithstanding any other provision of this Employment Agreement this paragraph 4 shall survive the termination of this Employment Agreement, however caused.

5. Non-competition

     (1) The Executive acknowledges that as the President and CEO and as a shareholder and director of the Employer he will gain a knowledge of and a close working relationship with the Employer's customers, which would injure the Employer if made available to a competitor or used for competitive purposes.

     (2) The Executive further acknowledges that in the course of employment he will be assigned duties that will give him knowledge of confidential and proprietary information which relates to the conduct and details of the Employer's business and which will result in irreparable injury to the Employer if he should enter into the employment of a rival or competitive concerns, or if he should enter into the business of the Employer.

     (3) The Executive acknowledges that the Employer would not have entered into the Purchase Agreement had this agreement in its entirety not been entered into by the Executive. The Executive agrees that the Employer has a material interest in preserving the relationships the Business has developed with its customers against impairment by competitive activities of former employees. Accordingly, the Executive agrees that the restrictions and covenants in this paragraph 5 and the Executive's agreement to it by his execution of this agreement constitute a material inducement to the Employer to enter into this agreement to employ the Executive and to pay the Executive compensation for the services to be rendered to the Employer by the Executive (it being understood and agreed by the parties to it that compensation shall also be paid and received in consideration of this agreement), and that the Employer would not enter into this agreement absent the inducement.

     (4) The Executive covenants and agrees with and for the benefit of the Employer that for a period of 36 months from the date of termination of his employment, however caused, unless the Employer terminates the Executive without cause as defined in Section 8.3, he will not for any reason whatsoever, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or as a sales representative for any person, firm, association, organization, syndicate, company or corporation, or in any other manner whatsoever, carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed in a business which is the same as, or competitive with, the business of the Employer, including, but without limiting, any business relating to the manufacturing, marketing and distribution of premium cosmetics, namely advanced skin treatments. The Executive hereby acknowledges that both the Executive and the Employer are of the view that as of the date hereof the appropriate geographical area for the purposes of this clause is Canada and the United States of America.

     (5) The Executive covenants and agrees with and for the benefit of the Employer that for a period of 36 months from the date of termination of his employment, however caused, unless the Employer terminates the Executive without cause as defined in Section 8.3, the Executive will not for any reason whatsoever, directly or indirectly, solicit or accept business with respect to products which the Executive sold on behalf of the Employer from any of the Employer's clients or customers with whom he had direct contact in the 60 months preceding the termination of the Executive's employment, wherever situated.

     (6) The Executive acknowledges and agrees that the foregoing time limits and geographical restrictions are reasonable and properly required for the adequate protection of the Business of the Employer, and in the event that any time, limitation or geographic restriction is deemed to be unreasonable by a court of competent jurisdiction, the Executive agrees and submits to the reduction to the time limitation to a period or area as a court shall deem to be reasonable.

6. Non-solicitation

     The Executive further agrees that during employment pursuant to this agreement and for a period of 36 months following termination of employment, however caused, he will not hire or take away or cause to be hired or taken away any employee of the Employer for the purposes of employment in any business related to or competitive with the business of the Employer.

6. Injunctive Relief

     (1) The Executive agrees that in the event of a breach by the Executive of any of the provisions of paragraphs 4, 5 or 6 hereof or if the Employer is able to demonstrate to a court's satisfaction that a breach by the Executive of the provisions of paragraphs 4, 5 or 6, as the case may be, is reasonably likely to occur, the Employer, in addition to and not in limitation of any other rights, remedies or damages available to the Employer at law or in equity, shall be entitled to an injunction in order to prevent or restrain any breach by the Executive, or by any and all of the Executive's partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Executive.

     (2) The Executive agrees that the restrictions and covenants contained in paragraphs 4, 5 or 6 shall be construed independently of any other provision of this agreement, and the existence of any claim or cause of action by the Executive against the Employer, whether predicated on this agreement or otherwise, shall not constitute a defence to the enforcement by the Employer of the covenants or restrictions provided in paragraphs 4, 5 or 6, provided however, that if any provisions of such clauses shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenants or provisions of this agreement or the application of any other covenant or provision in respect of each year during which the aforesaid covenants are to continue.

7. Reports

     The Employee agrees to prepare and submit to the Employer the periodic reports on his or her activities, including analyses of market situations, sales prospects, ongoing negotiations and other information relating to the marketing of the products as the Employer may require. The Employee shall furnish the names of and other reasonable information regarding customers receiving products and shall prepare and submit to the Employer a written credit report if requested to do so

8. Termination

     (1) The Executive may terminate his employment pursuant to this agreement by giving at least 12 month's advance notice in writing to the Employer. The Employer may waive such notice, in whole or in part, by providing the Executive with a lump sum payment equivalent to the Executive’s base salary for the balance of the said notice period that remains outstanding on the date that the Employer so exercises such waiver. The Executive understands and agrees that if the Employer chooses to exercise the waiver referenced herein, then, the maximum period for which the Employer shall be required to provide the said lump sum payment shall not exceed the outstanding balance of the 12 month’s notice period referenced herein, whether or not the Executive voluntarily elects to provide more than 12 month’s notice of his resignation from employment.

(2) The Executive's employment shall be terminated upon the death of the Executive.

(3) The Employer may terminate the Executive's employment without notice or payment in lieu thereof, for cause. For the purposes of this agreement "cause" shall include:

(a)	any material breach of the provisions of this agreement by the Executive, as determined in the sole discretion of the Employer;

(b)	consistent poor performance on the part of the Executive, after being counselled as to the standard required, as determined in the sole discretion of the Employer;

(c)	any intentional or grossly negligent disclosure of any Information by the Executive, as determined in the sole discretion of the Employer;

(d)	violation by the Executive of any local, provincial or federal statute, including, without limitation, an act of dishonesty such as embezzlement or theft;

(e)	competing with the Employer or aiding a competitor of the Employer, as determined in the sole discretion of the Employer, and

(f)	any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

9. Notices

     Any notice required or permitted to be given to either party must be delivered by hand or personally (personal delivery to include commercial couriers) to the party's address last known to the other party and will be deemed to be received on the date of hand delivery or personal delivery to such address.

10. Survival

     The Executive's obligations under paragraphs 4, 5 and 6 shall survive the termination of this agreement.

11. Severability

     In the event that any provision of this agreement is found to be void, invalid, illegal or unenforceable by a court of competent jurisdiction, such finding will not affect any other provision of this agreement. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12. Counterparts

     This agreement may be executed in <<blank>> counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

13. Warranty

     The parties represent and warrant that there are no restrictions, agreements or limitations on their rights or ability to enter into and perform the terms of this agreement.

14. Modification

     Any modification of this agreement must be in writing and signed by both the Executive and the Employer or it shall have no effect and shall be void.

15. Headings

     The headings in this agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this agreement nor shall they limit or otherwise affect the meaning hereof.

16. Waiver

     The failure to object to, or the waiver of any breach or violation of any provision by either party of this agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

17. Prior Agreements

     This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof. This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

18. Assignment of Rights

     The rights which accrue to the Employer under this agreement shall pass to its successors or assigns. The rights of the Executive under this agreement are not assignable or transferable in any manner.

19. Independent Legal Advice

     The Executive acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

20. Governing Law

     The agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

     IN WITNESS WHEREOF the parties have duly executed this agreement this 24th day of October, 2006.

SIGNED, SEALED AND DELIVERED by
BRANDON C. TRUAXE in the presence of:

/s/ Witness	/s/ Brandon C. Truaxe
Signature of Witness	BRANDON C. TRUAXE

Name of Witness (please print)

Address of Witness (please print)

Occupation of Witness (please print)

EUOKO, INC.

Per: /s/ Euoko, Inc.
Authorized Signatory

SCHEDULE A

Responsibilities of President and CEO

1.	Define, document and present to the board monthly, quarterly and yearly milestones for product development, brand exposure, marketing, distribution and financial performance of the company.

2.	Seek, document and present to the board monthly, quarterly and yearly achievements for product development, brand exposure, marketing, distribution and financial performance of the company.

3.	Perform monthly, quarterly and yearly analyses between milestone projections and actual achievements, and provide solid explanations for under/over-performance to the board.

4.

Perform ongoing, in-depth, documented market research to understand a) scientific developments related to Euoko's industry, b) market trends, demands and predictions, c) market response to Euoko's products, d) market response to products that compete with Euoko's products directly or indirectly, e) financial performance of Euoko's direct and indirect competition, d) local and international distribution opportunities, and e) legal and regulatory requirements related to Euoko's business. Present a periodic summary of this research to the board.

5.

Directly conceptualize and implement, in consultation with internal and external resources, new product developments, improvements to existing products, brand image changes, distribution strategies and scientific developments related to Euoko's products.

6.

Directly manage the ongoing development of the brand's image, including all aspects of marketing, graphics design, packaging design, photography and design elements in physical presence (stores, offices), and enforce brand policies across all distribution channels.

7.

Recruit Euoko's staff at all levels, including administrative support, marketing, sales, design, scientific and management. Work with financial consultants and the board to establish compensation packages. Monitor ongoing employee performance and act based upon the results of such monitoring.

8.

Manage the daily operations and the staff of the company at the company's head office and any satellite offices/stores of the company. Ensure continuing employee motivation and resolve short-term/long-term conflicts that may arise amongst the team.

9.	Be involved in all distribution arrangements and negotiate deals to maximize Euoko's benefits and minimize Euoko's risks.

10.

Design all internal technology (software) requirements of the company and put in place resources to implement and maintain systems to meet such requirements. Ensure that internal software systems reflect Euoko's processes and that Euoko's efficiency from the use of such systems is maximized.

11.

Find proper office and store locations for Euoko's operations, negotiate lease agreements, recruit/monitor the necessary resources to complete leasehold improvements to such locations and be involved in the operation launch and ongoing maintenance of each location.

12.

Be directly involved in evaluation, selection, engagement, relationship management and termination of local and international suppliers across all channels: design, marketing, packaging, distribution, raw materials, manufacturing, packaging, legal, financial and others.